Exhibit 99.1

12600 Hill Country Blvd., Suite R-100, Austin, TX 78738
Telephone: 512-538-2300 Fax: 512-538-2333
www.shpreit.com

NEWS RELEASE

SUMMIT HOTEL PROPERTIES REPORTS SECOND QUARTER 2017 RESULTS

Completed $304.3 million of High-Quality Acquisitions;

Total Revenue of $129.1 million

Austin, Texas, August 2, 2017 — Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”), today announced results for the second quarter of 2017.

“Our capital markets transactions and investment activity during the quarter totaling over $300 million demonstrate our commitment to executing on a strategy of acquiring premium-branded upscale hotels with efficient operating models, while preserving a strong balance sheet,” said Dan Hansen, the Company’s Chairman, President and Chief Executive Officer. “While geographic diversification continues to be a hallmark of our portfolio, 30 percent of our portfolio was exposed to the five most challenged hotel markets in the country during the second quarter. Despite the confluence of adverse circumstances in a handful of our key markets, we were again able to improve our RevPAR index during the quarter which reaffirms our confidence in our revenue management strategies,” commented Mr. Hansen.

Second Quarter 2017 Summary

•	Net Income: Net income attributable to common stockholders increased to $29.8 million, or $0.30 per diluted share, compared with $17.7 million, or $0.20 per diluted share, in the same period of 2016. When excluding the $16.4 million and $2.7 million pretax gain on disposal of assets during the three months ended June 30, 2017 and 2016, respectively, net income attributable to common stockholders decreased by $1.6 million as compared to the same period in 2016.

•	Pro Forma RevPAR: Pro forma revenue per available room (“RevPAR”) decreased 2.4 percent to $124.11 from the same period in 2016. Pro forma average daily rate (“ADR”) decreased 1.7 percent to $150.82 from the same period in 2016. Pro forma occupancy declined 0.8 percent to 82.3 percent.

•	Same-Store RevPAR: Same-store RevPAR declined to $118.45, a decrease of 3.5 percent from the same period in 2016. Same-store ADR decreased 2.5 percent to $144.23 from the same period in 2016. Same-store occupancy decreased by 1.0 percent to 82.1 percent compared with the same period in 2016.

•	Pro Forma Hotel EBITDA: Pro forma hotel EBITDA declined to $54.6 million, a decrease of 7.7 percent over the same period in 2016. Pro forma hotel EBITDA margin contracted by 215 basis points to 38.8 percent from 40.9 percent in the same period of 2016.

•	Adjusted EBITDA: Adjusted EBITDA decreased to $46.8 million from $47.4 million in the same period of 2016, a decline of $0.6 million or 1.2 percent.

•	Adjusted FFO: Adjusted Funds from Operations (“AFFO”) decreased to $35.8 million, or $0.36 per diluted share, a decline in AFFO of 1.9 percent from the same period in 2016.

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•	Acquisitions: The Company acquired seven hotels containing 1,254 guestrooms for an aggregate purchase price of $304.3 million, or an average of $242,600 per key. The seven hotels had a combined RevPAR of $125.16 for the twelve months ended June 30, 2017.

•	Dispositions: The Company sold eight hotels containing 741 guestrooms for an aggregate sales price of $77.9 million, or an average of $105,100 per key. The hotels had a combined RevPAR of $76.16 for the twelve months ended March 31, 2017.

The Company’s results for the three and six months ended June 30, 2017 and 2016 are as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)
	($ in thousands, except per unit and RevPAR data)
Net income attributable to common stockholders	$29,769	$17,718	$58,655	$62,056
Net income per diluted share and unit	$0.30	$0.20	$0.61	$0.71
Total revenues	$129,056	$127,195	$247,045	$245,277
EBITDA (1)	$61,100	$46,897	$120,240	$122,824
Adjusted EBITDA (1)	$46,782	$47,364	$87,838	$88,277
FFO (1)	$33,175	$32,681	$61,365	$58,545
Adjusted FFO (1)	$35,793	$36,500	$65,959	$64,779
FFO per diluted share and unit (1) (2)	$0.33	$0.37	$0.64	$0.67
Adjusted FFO per diluted share and unit (1) (2)	$0.36	$0.42	$0.68	$0.74

Pro Forma (3)
RevPAR	$124.11	$127.18	$120.39	$120.75
RevPAR growth	-2.4%		-0.3%
Hotel EBITDA	$54,639	$59,192	$103,388	$109,051
Hotel EBITDA margin	38.8%	40.9%	38.0%	39.8%
Hotel EBITDA margin growth	-215 bps		-174 bps

(1)	See tables later in this press release for a discussion and reconciliation of net income to non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, funds from operations (“FFO”), FFO per diluted share and unit, adjusted FFO (“AFFO”), and AFFO per diluted share and unit, as well as a discussion of hotel EBITDA. See “Non-GAAP Financial Measures” at the end of this release. Non-GAAP financial measures are unaudited.

(2)	Amounts are based on 99,079,000 weighted average diluted common shares and units and 87,355,000 weighted average diluted common shares and units for the three months ended June 30, 2017, and 2016, respectively, and 96,366,000 weighted average diluted common shares and units and 87,264,000 weighted average diluted common shares and units for the six months ended June 30, 2017, and 2016, respectively. The Company includes the outstanding common units of limited partnership interests (“OP Units”) in Summit Hotel OP, LP, the Company’s operating partnership, held by limited partners other than the Company in the determination of weighted average diluted common shares and units because the OP Units are redeemable for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis.

(3)	Unless stated otherwise in this release, all pro forma information includes operating and financial results for 81 hotels owned as of June 30, 2017, as if each hotel had been owned by the Company since January 1, 2016. As a result, all pro forma information includes operating and financial results for hotels acquired since January 1, 2016, which includes periods prior to the Company’s ownership. Pro forma and non-GAAP financial measures are unaudited.

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Year-To-Date 2017 Summary

•	Net Income: Net income attributable to common stockholders decreased to $58.7 million, or $0.61 per diluted share, compared with $62.1 million, or $0.71 per diluted share, in the same period of 2016. When excluding the $35.8 million and $39.5 million pretax gain on disposal of assets during the six months ended June 30, 2017 and 2016, respectively, net income attributable to common stockholders increased by $0.3 million as compared to the same period in 2016.

•	Pro Forma RevPAR: Pro forma revenue per available room (“RevPAR”) decreased 0.3 percent from the same period in 2016 to $120.39. Pro forma average daily rate (“ADR”) decreased 0.2 percent from the same period in 2016 to $151.22. Pro forma occupancy declined 0.1 percent to 79.6 percent.

•	Same-Store RevPAR: Same-store RevPAR declined to $115.55, a decrease of 1.5 percent from the same period in 2016. Same-store ADR decreased 0.8 percent from the same period in 2016 to $145.51. Same-store occupancy decreased by 0.6 percent to 79.4 percent from the same period in 2016.

•	Pro Forma Hotel EBITDA: Pro forma hotel EBITDA declined to $103.4 million, a decrease of 5.2 percent from the same period in 2016. Pro forma hotel EBITDA margin contracted by 174 basis points to 38.0 percent from the same period of 2016.

•	Adjusted EBITDA: Adjusted EBITDA decreased to $87.8 million from $88.3 million in the same period of 2016, a decline of $0.4 million or 0.5 percent.

•	Adjusted FFO: Adjusted Funds from Operations (“AFFO”) increased to $66.0 million, or $0.68 per diluted share, an increase in AFFO of 1.8 percent from the same period in 2016.

•	Acquisitions: The Company acquired nine hotels containing 1,535 guestrooms for an aggregate purchase price of $364.5 million, or an average of $237,400 per key. The nine hotels had a combined RevPAR of $125.21 for the twelve months ended June 30, 2017.

•	Dispositions: The Company sold nine hotels containing 891 guestrooms for an aggregate sales price of $92.4 million, or an average of $103,700 per key. The hotels had a combined RevPAR of $77.91 for the twelve months ended March 31, 2017.

[Remainder of Page Intentionally Blank]

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Acquisitions

On May 23, 2017, the Company acquired the 261-guestroom Courtyard by Marriott Fort Lauderdale, which includes a separate 0.8 acre land parcel and 6,200 square feet of high-quality retail space, for a total purchase price of $85.0 million, or approximately $326,000 per key.

On June 9, 2017, the Company completed the acquisition of the 181-guestroom Courtyard by Marriott Charlotte City Center for a total purchase price of $56.3 million, or approximately $311,000 per key.

On June 21, 2017, the Company acquired an 812-guestroom, 5-hotel portfolio for a total purchase price of $163.0 million, or approximately $201,000 per key. The portfolio includes the 203-guestroom Courtyard Fort Worth Downtown/Blackstone, the 123-guestroom Courtyard Kansas City Country Club Plaza, the 182-guestroom Courtyard Pittsburgh Downtown, the 116-guestroom Hampton Inn & Suites Baltimore Inner Harbor, and the 188-guestroom Residence Inn Baltimore Downtown/Inner Harbor.

Dispositions

On April 27, 2017, the Company completed the sale of seven hotels containing 651 guestrooms to an affiliate of Hospitality Investors Trust, Inc. (formerly known as American Realty Capital Hospitality Trust, Inc.) (“HIT”) for an aggregate sales price of $66.8 million, or $102,500 per key.

On June 2, 2017, the Company completed the sale of the 90-guestroom Courtyard El Paso Airport located in El Paso, Texas for $11.2 million. The hotel was sold to a buyer unaffiliated with HIT and completed the Company’s previously announced transaction to sell 26 hotels.

Capital Investment

The Company invested $5.7 million in capital improvements during the three months ended June 30, 2017. For the properties renovated during the quarter, the scope of work ranged from common space improvements to complete guestroom renovations, including furniture, soft goods and guest bathrooms.

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Capital Markets & Balance Sheet

During the second quarter, the Company executed on the following capital markets transactions to fund strategic growth and preserve its strong balance sheet:

•	On May 15, 2017, the Company completed a follow-on public offering of 10,350,000 shares of common stock, which included the underwriters’ full exercise of their option to purchase additional shares. Net proceeds, after the underwriting discount and offering-related expenses, totaled $163.8 million.

•	On June 30, 2017, the Company entered into a $47.6 million secured, non-recourse loan. The loan includes a delayed draw feature, at no additional cost, whereby $25.0 million of the total loan commitment must be drawn within 90 days of the closing date, and the remaining loan commitment must be drawn by December 31, 2017. The loan provides for a fixed interest rate of 4.44 percent and interest only payments for 18 months following the closing date. After the 18-month interest only period, the loan will amortize on a 25-year schedule through the maturity date of July 1, 2027. As of June 30, 2017, nothing has been drawn on the facility.

•	On June 30, 2017, the Company repaid a $7.5 million mortgage loan with no prepayment penalty. As a result, the Company does not have any debt maturing through 2018.

At June 30, 2017, the Company had the following:

•	Total outstanding debt of $739.4 million with a weighted average interest rate of 3.71 percent.

•	Maximum borrowing capacity of $450.0 million under its senior unsecured credit facility, including both the revolver and term loan portions of the facility, with $300.0 million outstanding and $150.0 million available to borrow.

At July 25, 2017, the Company had the following:

•	Total outstanding debt of $768.8 million with a weighted average interest rate of 3.67 percent.

•	Maximum borrowing capacity of $450.0 million under its senior unsecured credit facility, including both the revolver and term loan portions of the facility, with $330.0 million outstanding and $120.0 million available to borrow.

Dividends

On July 28, 2017, the Company declared a quarterly cash dividend of $0.17 per share on its common stock and per common unit of limited partnership interest in Summit Hotel OP, LP. The annualized dividend of $0.68 per common share and per common unit represents an annual yield of 3.8 percent based on the August 1, 2017 closing stock price.

In addition, the Company declared a quarterly cash dividend of:

•	$0.4921875 per share on its 7.875% Series B Cumulative Redeemable Preferred Stock.

•	$0.4453125 per share on its 7.125% Series C Cumulative Redeemable Preferred Stock.

•	$0.403125 per share on its 6.45% Series D Cumulative Redeemable Preferred Stock.

The dividends are payable on August 31, 2017 to holders of record as of August 16, 2017.

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Subsequent Events

Acquisition Update

On July 13, 2017, the Company completed the acquisition of the 255-guestroom AC Hotel by Marriott Atlanta Downtown (the “Hotel”) for a total purchase price of $57.5 million, or $225,500 per key, and entered into a management agreement with Interstate Hotels & Resorts. Opened as an AC Hotel by Marriott in May 2017, the Hotel recently underwent a complete renovation and repositioning of approximately $20 million, or $78,400 per key. The AC Hotel by Marriott is one of Marriott’s newest distinctive brands offering a stylish, yet very efficient and purposeful feel.

The Company estimates a stabilized capitalization rate of 7.8 percent based on management’s current estimate of net operating income during the second year of ownership. The Company estimates that the hotel will contribute approximately $1.6 million of EBITDA for the remainder of 2017 as stabilization continues.

The Hotel’s prime location in the heart of Downtown Atlanta will benefit from various business and leisure demand generators. Atlanta is home to 27 of the Fortune 1000 companies and benefits from Hartfield-Jackson Atlanta International Airport, the busiest airport in the world servicing more than 100 million passengers per year. Major corporations and organizations such as the American Cancer Society, EY, Georgia Power, Georgia-Pacific, Coca-Cola and Turner Broadcasting System are located within one mile of the Hotel.  The Georgia Aquarium, World of Coca-Cola, College Football Hall of Fame, CNN Studios, and SkyView Atlanta are also within walking distance.  Scheduled to open this month, the 75,000-seat Mercedes-Benz Stadium, the new home of the NFL’s Atlanta Falcons and MLS’ Atlanta United, is further located only steps from the hotel.

Disposition Update

On July 21, 2017, the Company completed the sale of a 273-guestroom, 3-hotel portfolio located in suburban Fort Worth, Texas for a total sales price of $27.8 million, or approximately $102,000 per key. The portfolio sold included the 105-guestroom Hampton Inn & Suites Fort Worth West I-30, the 98-guestroom Hilton Garden Inn Fort Worth/Fossil Creek, and the 70-guestroom Fairfield Inn & Suites Fort Worth West I-30. The sales price represented a capitalization rate of 7.9 percent on the hotels’ net operating income, including planned capital improvements, for the trailing twelve months ended June 30, 2017. The Company estimates that the hotels would have contributed approximately $1.2 million of EBITDA during the remainder of 2017.

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2017 Outlook

“Due to the weaker than expected average daily rate growth realized in the second quarter and lack of visibility that persists, we are reducing our full year outlook for RevPAR and adjusted FFO,” commented Mr. Hansen. “Despite what has been a challenging operating environment in the first half of the year, we remain optimistic about the long-term outlook for our portfolio. We have invested well over $200 million in capital improvements to our portfolio over the last five years and acquired well-located hotels with significant upside that cater well to the needs of today’s guests. Our portfolio continues to be well-positioned to capitalize on improvements in industry fundamentals.”

The Company is providing its outlook for the third quarter and full year 2017 based on its 79 hotels owned as of August 2, 2017. There are no future acquisitions, dispositions, or capital markets activities assumed in the Company’s outlook for the third quarter and full year 2017.

THIRD QUARTER 2017
($ in thousands, except RevPAR and per unit data)
	Low	High
Pro forma RevPAR (79) [1]	$116.50	$119.00
Pro forma RevPAR growth (79) [1]	(1.00)%	1.00%
RevPAR (same-store 65) [2]	$112.00	$114.50
RevPAR growth (same-store 65) [2]	(2.00)%	0.00%
Adjusted FFO	$33,300	$36,400
Adjusted FFO per diluted unit [3]	$0.32	$0.35

FULL YEAR 2017
($ in thousands, except RevPAR and per unit data)
	Low	High
Pro forma RevPAR (79) [1]	$115.75	$117.00
Pro forma RevPAR growth (79) [1]	0.00%	1.00%
RevPAR (same-store 65) [2]	$112.25	$113.50
RevPAR growth (same-store 65) [2]	(1.00)%	0.00%
Adjusted FFO	$128,300	$134,300
Adjusted FFO per diluted unit [3]	$1.28	$1.34
Capital improvements	$35,000	$45,000

(1)	As of August 2, 2017, the Company owned 79 hotels. The pro forma outlook information includes operating estimates for 79 hotels as if each hotel had been owned since January 1, 2016.

(2)	As of August 2, 2017, the Company owned 65 same-store hotels. The same-store outlook information includes operating estimates for 65 hotels owned by the Company as of January 1, 2016.

(3)	Assumes weighted average diluted common shares and units outstanding of 104,100,000 for the third quarter 2017 and 100,200,000 for the full year 2017.

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Second Quarter 2017 Earnings Conference Call

The Company will conduct its quarterly conference call on Thursday, August 3, 2017, at 9:00 a.m. (ET). To participate in the conference call, please dial 877-930-8101. The conference identification code for the call is 51692345. Additionally, a live webcast of the quarterly conference call will be available through the Company’s website, www.shpreit.com. A replay of the quarterly conference call webcast will be available until 11:59 PM ET Thursday, August 10, 2017, by dialing 855-859-2056, conference identification code 51692345. A replay will also be available in the Investor Relations section of the Company’s website until October 31, 2017.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly-traded real estate investment trust focused on owning premium-branded hotels with efficient operating models primarily in the upscale segment of the lodging industry. As of August 2, 2017, the Company’s portfolio consisted of 79 hotels with a total of 11,590 guestrooms located in 24 states.

For additional information, please visit the Company’s website, www.shpreit.com, and follow the Company on Twitter at @SummitHotel_INN.

Contact:

Adam Wudel

Vice President – Finance

Summit Hotel Properties, Inc.

(512) 538-2325

(1) Includes all acquisitions and dispositions completed as of August 2, 2017.

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Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: the Company’s ability to realize embedded growth from the deployment of renovation capital; projections of the Company’s revenues and expenses, capital expenditures or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions, dispositions, financings, redemptions or services; forecasts of the Company’s future financial performance and potential increases in average daily rate, occupancy, RevPAR, room supply and demand, FFO and AFFO; the Company’s outlook with respect to pro forma RevPAR, pro forma RevPAR growth, RevPAR, RevPAR growth, AFFO, AFFO per diluted share and unit and renovation capital deployed; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC, and its quarterly and other periodic filings with the SEC. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

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SUMMIT HOTEL PROPERTIES, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Investment in hotel properties, net	$1,857,548	$1,545,122
Investment in hotel properties under development	12,665	-
Land held for development	2,942	5,742
Assets held for sale	20,820	62,695
Investment in real estate loans, net	10,145	17,585
Cash and cash equivalents	29,819	34,694
Restricted cash	25,560	24,881
Trade receivables, net	17,939	11,807
Prepaid expenses and other	8,731	6,474
Deferred charges, net	4,618	3,727
Other assets	5,754	5,778
Total assets	$1,996,541	$1,718,505
LIABILITIES AND EQUITY
Liabilities:
Debt, net of debt issuance costs	$735,206	$652,414
Accounts payable	7,647	4,623
Accrued expenses and other	47,549	46,880
Derivative financial instruments	595	1,118
Total liabilities	790,997	705,035

Total stockholders' equity	1,202,262	1,010,042
Non-controlling interests in operating partnership	3,282	3,428
Total equity	1,205,544	1,013,470
Total liabilities and equity	$1,996,541	$1,718,505

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SUMMIT HOTEL PROPERTIES, INC.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Room	$120,514	$119,285	$230,864	$229,880
Other hotel operations revenue	8,542	7,910	16,181	15,397
Total revenues	129,056	127,195	247,045	245,277
Expenses:
Hotel operating expenses:
Room	29,303	26,985	57,817	54,254
Other direct	16,619	16,843	32,409	33,083
Other indirect	33,577	32,929	64,477	63,558
Total hotel operating expenses	79,499	76,757	154,703	150,895
Depreciation and amortization	19,732	17,685	38,458	35,828
Corporate general and administrative	5,310	5,391	10,448	9,970
Hotel property acquisition costs	-	1,728	354	2,282
Total expenses	104,541	101,561	203,963	198,975
Operating income	24,515	25,634	43,082	46,302
Other income (expense):
Interest expense	(6,927)	(7,123)	(13,718)	(14,606)
Gain on disposal of assets, net	16,350	2,726	35,806	39,506
Other income, net	568	853	2,963	1,193
Total other income (expense)	9,991	(3,544)	25,051	26,093
Income from continuing operations before income taxes	34,506	22,090	68,133	72,395
Income tax expense	(423)	(135)	(844)	(1,706)
Net income	34,083	21,955	67,289	70,689
Less - Income attributable to Operating Partnership	(114)	(90)	(234)	(339)
Net income attributable to Summit Hotel Properties, Inc.	33,969	21,865	67,055	70,350
Preferred dividends	(4,200)	(4,147)	(8,400)	(8,294)
Net income attributable to common stockholders	$29,769	$17,718	$58,655	$62,056
Earnings per share:
Basic	$0.30	$0.20	$0.61	$0.72
Diluted	$0.30	$0.20	$0.61	$0.71
Weighted average common shares outstanding:
Basic	98,184	86,433	95,488	86,396
Diluted	98,706	87,355	95,983	87,264

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SUMMIT HOTEL PROPERTIES, INC.
Reconciliation of Net Income to Non-GAAP Measures – Funds From Operations

(Unaudited)

(In thousands except per share and unit amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016

Net income	$34,083	$21,955	$67,289	$70,689
Preferred dividends	(4,200)	(4,147)	(8,400)	(8,294)
Net income applicable to common shares and units	29,883	17,808	58,889	62,395
Net income per common share and unit	$0.30	$0.20	$0.61	$0.72

Real estate-related depreciation (1)	19,642	17,599	38,282	35,656
Gain on disposal of assets	(16,350)	(2,726)	(35,806)	(39,506)
FFO applicable to common shares and units	33,175	32,681	61,365	58,545
FFO per common share and unit	$0.33	$0.37	$0.64	$0.67

Amortization of deferred financing costs	496	540	1,014	1,103
Amortization of franchise fees (1)	90	86	176	172
Equity based compensation	1,864	1,389	2,994	2,182
Hotel property acquisition costs	-	1,728	354	2,282
Debt transaction costs	3	57	157	476
Loss on derivative instruments	-	19	-	19
(Gain) loss from net casualty recoveries	165	-	(101)	-
Adjusted Funds From Operations	$35,793	$36,500	$65,959	$64,779
AFFO per common share and unit	$0.36	$0.42	$0.68	$0.74

Weighted average diluted common units (2)	99,079	87,355	96,366	87,264

(1)	The total of these line items represents depreciation and amortization as reported on the Company’s Condensed Consolidated Statements of Operations for the periods presented.

(2)	The Company includes the outstanding OP units issued by Summit Hotel OP, LP, the Company’s operating partnership, held by limited partners other than the Company because the OP units are redeemable for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis.

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SUMMIT HOTEL PROPERTIES, INC.

Reconciliation of Net Income to Non-GAAP Measures – EBITDA

(Unaudited)

(Amounts in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$34,083	$21,955	$67,289	$70,689
Depreciation and amortization	19,732	17,685	38,458	35,828
Interest expense	6,927	7,123	13,718	14,606
Interest income	(65)	(1)	(69)	(5)
Income tax expense	423	135	844	1,706
EBITDA	$61,100	$46,897	$120,240	$122,824

Equity based compensation	1,864	1,389	2,994	2,182
Hotel property acquisition costs	-	1,728	354	2,282
Debt transaction costs	3	57	157	476
Gain on disposal of assets	(16,350)	(2,726)	(35,806)	(39,506)
Loss on derivative instruments	-	19	-	19
(Gain) loss from net casualty recoveries	165	-	(101)	-
Adjusted EBITDA	$46,782	$47,364	$87,838	$88,277

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SUMMIT HOTEL PROPERTIES, INC.

Pro Forma (1) Operational and Statistical Data

(Unaudited)

(Dollars in thousands, except operating metrics)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
REVENUES
Room	$131,101	$134,266	$252,940	$254,101
Other hotel operations revenue	9,729	10,306	18,810	19,971
Total revenues	140,830	144,572	271,750	274,072

EXPENSES
Hotel operating expenses
Room	31,270	29,276	61,452	57,604
Other direct	20,349	23,288	40,992	44,883
Other indirect	34,572	32,816	65,918	62,534
Total hotel operating expenses	86,191	85,380	168,362	165,021
Hotel EBITDA	$54,639	$59,192	$103,388	$109,051

	2016		2017		TTM Ended
	Q3	Q4	Q1	Q2	June 30, 2017

Room	$126,811	$114,088	$121,839	$131,101	$493,839
Other hotel operations revenue	9,946	8,630	9,081	9,729	37,386
Total revenues	$136,757	$122,718	$130,920	$140,830	$531,225

Hotel EBITDA	$52,986	$44,931	$48,749	$54,639	$201,305
Hotel EBITDA Margin	38.7%	36.6%	37.2%	38.8%	37.9%

Rooms occupied	850,499	788,526	803,388	869,275	3,311,688
Rooms available	1,067,292	1,067,292	1,044,720	1,056,325	4,235,629

Occupancy	79.7%	73.9%	76.9%	82.3%	78.2%
ADR	$149.10	$144.69	$151.66	$150.82	$149.12
RevPAR	$118.82	$106.89	$116.62	$124.11	$116.59

(1)	Pro forma information includes operating results for 81 hotels owned as of June 30, 2017 as if each hotel had been owned by the Company since January 1, 2016. As a result, these pro forma operating and financial measures include operating results for certain hotels for periods prior to the Company’s ownership.

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SUMMIT HOTEL PROPERTIES, INC.

Pro Forma and Same-Store Data

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Pro Forma [1] (81 hotels)
Rooms occupied	869,275	875,399	1,672,663	1,676,470
Rooms available	1,056,325	1,055,689	2,101,045	2,104,285
Occupancy	82.3%	82.9%	79.6%	79.7%
ADR	$150.82	$153.38	$151.22	$151.57
RevPAR	$124.11	$127.18	$120.39	$120.75

Occupancy growth	-0.8%		-0.1%
ADR growth	-1.7%		-0.2%
RevPAR growth	-2.4%		-0.3%

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Same-Store [2] (68 hotels)
Rooms occupied	696,779	703,351	1,340,142	1,355,290
Rooms available	848,481	847,847	1,687,641	1,695,694
Occupancy	82.1%	83.0%	79.4%	79.9%
ADR	$144.23	$147.90	$145.51	$146.74
RevPAR	$118.45	$122.69	$115.55	$117.28

Occupancy growth	-1.0%		-0.6%
ADR growth	-2.5%		-0.8%
RevPAR growth	-3.5%		-1.5%

(1)	Pro forma information includes operating results for 81 hotels owned as of June 30, 2017, as if each hotel had been owned by the Company since January 1, 2016. As a result, these pro forma operating and financial measures include operating results for certain hotels for periods prior to the Company’s ownership.

(2)	Same-store information includes operating results for 68 hotels owned by the Company as of January 1, 2016, and at all times during the three and six months ended June 30, 2017, and 2016.

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SUMMIT HOTEL PROPERTIES, INC.
Reconciliation of Net Income to Non-GAAP Measures – Funds From Operations for Financial Outlook

(Unaudited)

(Amounts in thousands except per share and unit)

	For the Three Months Ending September 30, 2017		For the Year Ending December 31, 2017
	Low	High	Low	High
Net income	$21,500	$24,600	$98,900	$104,900
Preferred dividends	(4,200)	(4,200)	(16,800)	(16,800)
Net income applicable to common shares and units	17,300	20,400	82,100	88,100
Net income per common share and unit	$0.17	$0.20	$0.82	$0.88

Real estate-related depreciation (1)	21,200	21,200	80,600	80,600
Gain on disposal of assets	(7,600)	(7,600)	(43,400)	(43,400)
FFO applicable to common shares and units	30,900	34,000	119,300	125,300
FFO per common share and unit	$0.30	$0.33	$1.19	$1.25

Amortization of deferred financing costs	500	500	1,900	1,900
Amortization of franchise fees (1)	100	100	400	400
Equity based compensation	1,600	1,600	6,000	6,000
Hotel property acquisition costs	-	-	400	400
Debt transaction costs	200	200	400	400
Gain from net casualty recoveries	-	-	(100)	(100)
Adjusted Funds From Operations	$33,300	$36,400	$128,300	$134,300
AFFO per common share and unit	$0.32	$0.35	$1.28	$1.34

Weighted average diluted common units (1)	104,100	104,100	100,200	100,200

(1)	The Company includes the outstanding OP units issued by Summit Hotel OP, LP, the Company’s operating partnership, held by limited partners other than the Company because the OP units are redeemable for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis.

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Non-GAAP Financial Measures

Funds From Operations (“FFO”) and Adjusted FFO (“AFFO”)

As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO represents net income or loss (computed in accordance with GAAP), excluding preferred dividends, gains (or losses) from sales of real property, impairment losses on real estate assets, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization related to real estate assets, and adjustments for unconsolidated partnerships and joint ventures. Unless otherwise indicated, we present FFO applicable to our common shares and common units. We present FFO because we consider it an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization related to real estate assets, gains and losses from real property dispositions and impairment losses on real estate assets, it provides a performance measure that, when compared year over year, reflects the effect to operations from trends in occupancy, guestroom rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Our computation of FFO differs slightly from the computation of NAREIT-defined FFO related to the reporting of corporate depreciation and amortization expense. Our computation may also differ from the methodology for calculating FFO used by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. References to FFO are based on our computation of FFO and not the computation of NAREIT-defined FFO unless otherwise noted.

We further adjust FFO for certain additional items that are not included in the definition of FFO, such as hotel transaction and pursuit costs, equity-based compensation, loan transaction costs, prepayment penalties and certain other expenses, which we refer to as AFFO. We believe that AFFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

We caution investors that amounts presented in accordance with our definitions of FFO and AFFO may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. FFO and AFFO should be considered along with, but not as an alternative to, net income (loss) as a measure of our operating performance. FFO and AFFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, debt service obligations and other commitments and uncertainties. Although we believe that FFO and AFFO can enhance the understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily better indicators of any trend as compared to a comparable GAAP measure such as net income (loss). Above we have included a quantitative reconciliation of FFO and AFFO to the most directly comparable GAAP financial performance measure, which is net income (loss). Dollar amounts in such reconciliation are in thousands.

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EBITDA, Adjusted EBITDA, and Hotel EBITDA

EBITDA represents net income or loss, excluding (i) interest, (ii) income tax expense and (iii) depreciation and amortization. We believe EBITDA is useful to investors in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures, and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results. Our management also uses EBITDA as one measure in determining the value of acquisitions and dispositions. We further adjust EBITDA by adding back hotel transaction and pursuit costs, equity based compensation, impairment losses, and certain other nonrecurring expenses. We believe that adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

With respect to hotel EBITDA, we believe that excluding the effect of corporate-level expenses and non-cash items provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe the property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

We caution investors that amounts presented in accordance with our definitions of EBITDA, adjusted EBITDA, and hotel EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA, adjusted EBITDA, and hotel EBITDA should not be considered as an alternative measure of our net income (loss) or operating performance. EBITDA, adjusted EBITDA, and hotel EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, adjusted EBITDA, and hotel EBITDA can enhance your understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above, we include a quantitative reconciliation of EBITDA and adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss). Because hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not directly comparable to any GAAP measure. Accordingly, hotel EBITDA has not been reconciled back to net income or loss, or any other GAAP measure, and hotel EBITDA should not be relied on as a measure of performance for our portfolio of hotels taken as a whole. Dollar amounts in such reconciliation are in thousands.

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